EXHIBIT 10.25

EMPLOYMENT AGREEMENT
By and Between
QI SYSTEMS INC. and QI SYSTEMS INTERNATIONAL, INC.
and
STEVEN R. GARMAN
Dated December 21, 2005

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 21th day of December, 2005, by and between Steven R. Garman, an individual residing in Colleyville, Tarrant County, Texas USA (“Employee”) and QI Systems Inc. and QI Systems International, Inc. of Colleyville, Tarrant County, Texas USA (collectively referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company incorporated under the Texas Business Corporation Act in the State of Texas, USA desires to secure the employment services of Employee and

WHEREAS, Employee desires to serve in the employment of the Company for the length of time and on the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.

Employment: The Company hereby agrees to continuously employ Employee in the capacity of President and Chief Executive Officer of the Company to provide strategic management and corporate leadership and Employee hereby accepts such employment, upon the terms and conditions set forth herein. All duties of Employee hereunder shall be preformed in or from the offices of the Company in their headquarters at 704 Saddlebrook Drive, Colleyville, Texas USA 76034 or in or from other offices and / or locations mutually acceptable to both parties. The term “the Company” includes QI Systems International, Inc. and any and all divisions, subsidiaries and holdings, including QI Systems Inc. of 101-3820 Jacombs Road, Richmond, BC, Canada V6V 1 Y6.

2.

Term: The period of time covered by this Agreement (the “Term”) shall commence on the date stated above and shall remain in force from that date forward, subject only to termination as hereafter provided and to the Board of Directors’ annual review and reappointment of Employee. This Agreement supercedes any previous Employee Agreements between Employee and Company which are hereby terminated by mutual agreement and replaced by the conditions contained herein.

3.

Duties: During the Term and for so long thereafter as the Agreement continues (the “Continuance Period”), Employee shall perform such duties for the Company which are specified below and such other consistent duties and responsibilities as established from time to time by the Board of Directors of the Company which are mutually agreed to by all parties. Employee agrees that he will devote such time, attention and energies, as is consistent with the duties to be performed by him, to the business of the Company and its subsidiaries and affiliates, if applicable. In the performance of such duties hereunder, Employee shall report directly to the Board of Directors of the Company. During the Agreement, Employee will complete the following tasks for the Company:

	A.	serve has the Company’s senior executive leader, render decisions, develop plans and have responsibilities for the daily operation of the Company, affiliates, subsidiaries, projects and ventures;

	B.	will report to the Board of Directors in a timely and regular manner as to the status of the Company and its operations;

	C.	at his discretion will enter into projects, ventures, partnerships, mutually beneficial business relationships and any and all other required covenants and agreements on behalf of the Company;

	D.	will conduct any and all required business on behalf of the Company in addition to the above heretofore mentioned duties.

4.	Compensation: For his services on behalf of the Company, Employee shall receive total compensation (“Annual Compensation”) consisting of all of the elements as provided hereafter in this document:

A.

Employee’s base cash compensation (“Salary”) shall be the sum of Seventeen Thousand Five Hundred dollars ($17,500 US) per month payable monthly until such time that the Company has attained audited annual revenues of US$1.5 million at which time Employee’s monthly compensation shall be increased 10%. The new salary shall be called the

Initialed by Company:	M.Y.	Initialed by Employee:	S.G.

New Base. Each subsequent increase shall be based on the existing salary and be then called the New Base. Upon the Company attaining audited Annual revenues of US$3.0 Million Employee’s monthly compensation shall be increased an additional 20% from the New Base. An additional 30% increase from the New Base shall be due upon the company attaining audited annual revenues of US$5.0 million. The salary increases stated above will be based solely on audited annual revenues and shall be separate and apart from all other compensation increases provided for in this document;

B.

the Company and Employee agree to meet annually as soon as is reasonably possible, after the close of the fiscal year in each year, to review the compensation plan provided to Employee inconsideration of the services performed by Employee for the Company;

C.

the Company shall ensure that Employee is entitled to a benefits plan (“Benefits”) and the Company shall pay for such health care, dental, accidental injury and long term disability insurance coverage as is available from time to time for those individuals who are employed as senior executives of the Company and these paid benefits shall be provided to cover the cost of health care, dental, accidental injury and long term disability insurance so that the coverage is available and applicable to Employee at his principle residence in the United States or in any other location where Employee might reside while working on behalf of the Company;

D.	the Company shall provide an Executive Incentive Plan, in total not to exceed two hundred percent (200%) of the applicable base Salary in any one calendar year as set forth below:

1)  Financing Bonus: should the Company be successful in obtaining capitalization through major financing, defined as the Company receiving capitalization of a minimum of one million dollars ($1,000,000 US) over a two year period commencing with the date of the Agreement, Employee shall receive a cash incentive bonus to be paid as follows:

(a)	first at one million dollars ($1,000,000 US) a bonus of two percent (2%) of the total financing;

(b)	next at two million dollars ($2,000,000 US) an additional bonus of one percent (1%) of the total financing;

(c)	at over five million dollars ($5,000,000 US) an additional bonus of three quarters of a percent (.75%) of the total financing.

2)  Revenue Bonus: should the Company’s actual confirmed total gross revenue increase by the percentages stated herein by the end of the fiscal year, Employee shall be entitled to and shall receive the following performance based Revenue Bonus:

(a)	should gross revenue increase by 50% over that of the previous fiscal year a bonus of twenty five percent (25%) of Employee’s Salary;

(b)	should gross revenue increase from 51% to 100% over that of the previous year a bonus of 50% of Employees Salary;

(c)	should gross revenue increase from 101% to 150% over that of the previous year a bonus of 75% of Employees Salary;

(d)	should gross revenue increase in excess of 150% over that of the previous year a bonus of 100% of Employee’s Salary.

3) Profitability Bonus: should the Company complete the fiscal year with Net Income, Employee shall be granted a bonus as follows.

(a)	Net Income in excess of 7% of Revenues - Bonus shall be 25% of Employee’s Salary;

(b)	Net Income in excess of 15% of Revenues – Bonus shall be 50% of Employee’s Salary;

(c)	Net Income in excess of 25% of Revenues – Bonus shall be 100% of Employee’s Salary;

5.

Perquisites: Prior to full capitalization, Employee will be entitled to three weeks (15 business days) of paid vacation per year. Employee shall be entitled to the following perquisites after the Company has been capitalized with a minimum of one million five hundred thousand dollars ($1,500,000 US):

A.

four weeks (20 business days) of vacation during the first twelve (12) months of employment, eight weeks (40 business days) of vacation during each subsequent year of employment for the next three years and ten weeks (50 business days) of vacation during each subsequent year of employment beginning with the sixth year of employment, such vacation to be taken at a time or times mutually agreed to by Employee and the Company’s Board of Directors. Unused vacation days may be accrued from year to year, however, no more than twelve (12) weeks (60 business days) of vacation time may be taken by Employee in anyone year;

B.

the Company shall provide Employee with a term life insurance policy with a maximum total coverage of two million dollars ($2,000,000 US) or provide to Employee in a lump sum payment the cash equivalent of the cost of said term life insurance;

	C.	the Company shall provide Employee with five million dollars ($5,000,000 US) D&O Insurance coverage or provide to Employee in a .lump sum payment the cash equivalent of the cost of said insurance.

Initialed by Company:	M.Y.	Initialed by Employee:	S.G.

6.

Indemnification: the Company will indemnify Employee against any and all liability and responsibility for any and all actions and situations having developed, occurred, or resulted from actions taken by the Company, to include the Company’s Board of Directors, corporate officers, corporate attomey(s), agents, representatives, and any other person(s), organization(s), company(s) or group(s) representing the Company, prior to Employee accepting the position of President and Chief Executive Officer for the Company.

7.	Termination: should Employee’s employment be terminated, the following conditions shall apply:

A.

the monthly compensation paid to Employee after termination shall be determined by reference to the Annual Compensation of the Employee averaged for the proceeding twelve (12) months of employment by the Company;

B.

if Employee has committed an act of fraud, theft, or other acts of dishonesty committed in the course of his employment; if he has been convicted or has pleaded guilty to criminal misconduct; if he has engaged in willful and material misconduct, including willful and material failure to perform his duties as an officer of the Company and has failed to cure such default within thirty (30) days after receipt of written notice of default from the Company, if he breaches his Nondisclosure & Noncompete Agreement; if he becomes totally disabled and cannot perform his duties as an Officer and Director of the Company; or if he dies, the Company may terminate Employee’s employment for cause (“Just Cause”) per Section 7-C;

C.

providing there is Just Cause then this Agreement may be terminated by the Company without further compensation, except in the case of disability. Should Employee become disabled during the Term of this Agreement, the Company shall pay Employee for six (6) consecutive months his applicable Salary and Benefits commencing as of the date and beginning with the date that a licensed physician, certified medical facility or recognized insurance provider pronounce Employee unable to continue to work in the fashion and manner that he had previously worked for the Company;

	D.	this Agreement may be terminated by the Company at any time for any reason without legal consequences upon payment to Employee per the following schedule:

1)

for less than two years of continuous service to the Company Employee shall receive six (6) months Annual Compensation, plus any and all incentive bonus Employee is entitled to, plus the right to exercise all vested stock options not yet exercised. Further, in the event that the Company shall terminate this Agreement by the payment of six (6) months Compensation, then the Company shall continue Employee’s entitlement to all Benefits for the period of the Termination payments or such shorter period as Employee may advise;

2)

for three (3) or more years of continuous service to the Company Employee shall receive twelve (12) months Compensation, plus any and all incentive bonus Employee is entitled to, plus the right to exercise all vested stock options not yet exercised. Further, in the event that the Company shall terminate this Agreement by the payment of twelve (12) months Compensation, then the Company shall continue Employee’s entitlement to all Benefits for the period of the Termination payments or such shorter period as Employee may advice;

3)

the Company shall pay to Employee all outstanding and accrued vacation pay due him to the Date of Termination. The value of each vacation day shall be determined by dividing Employee’s base Salary by 260 working days per year and then multiplying the total by the number of applicable vacation days.

E.

if this Agreement is terminated as provided for in this Section 7 herein the Company will provide, pay for and grant to Employee the services of an executive placement assistance company, such as Drake Beam Morin, and will provide to Employee a twelve (12) month assistance program.

F.

if this Agreement is terminated as provided for in this Section 7 herein and if the Company shall pay all monies then owing to Employee as contemplated by this Agreement, Employee shall not have a claim against the Company whatsoever for damages resulting from wrongful termination, improper notice, breach of contract or any other reason whatsoever;

G.

should the Company fail to pay all monies then owing to Employee as contemplated by this Agreement, Employee shall unconditionally have a claim against the Company for damages resulting from wrongful termination, improper notice, breach of contract or any other reason whatsoever;

H.

in exchange for the payment contemplated in this Section 7, Employee shall execute such release as the Company may require and will execute such resignation from any position he may have held as an Officer and Director of the Company or any of its subsidiaries in such form as the Company may require.

8.

Termination Following a Control Change: For the purposes of this section 8, a “Control Change” means the consummation of a (1) dissolution or liquidation of the Company, (2) merger of the Company into another corporation, or any consolidation, share exchange, combination, reorganization, or like transaction in which the Company is not the survivor, or its stockholders immediately prior to the transaction are not in control of the survivor following such transaction, (3) sale or transfer (other than as security for the Company’s obligations) of at

Initialed by Company:	M.Y.	Initialed by Employee:	S.G.

least a majority of the assets of the Company or (4) sale or transfer of 50% or more of the issued and outstanding common stock by the holders thereof in a single transaction or in a series of related transactions. In the event of a Control Change, the following conditions will apply:

A.

the Company shall have the following obligations in the event that Employee’s employment is terminated subsequent to a Control Change for any reason other that Just Cause during the period commencing on the date hereof and ending on the earlier of the second anniversary of the date of the Control Change; or Employee’s normal retirement date deemed to be at age sixty-five (65) years;

1)

if not previously paid, the Company shall immediately pay Employee’s Annual Compensation for the current fiscal year of the Company for the period to and including the actual date of termination plus any incentive bonuses earned;

		2)	as compensation for Employee’s loss of employment, an amount equal to two (2) times the Annual Compensation;

3)

if Employee holds any options, rights, warrants or other entitlements granted to him by the Company for the purchase or acquisition of shares in the Company (collectively referred to as “Rights”) and these Rights are vested, Employee has ninety (90) days to exercise his Rights by forwarding a certified check to the Company for the exercise of his Rights. Upon receipt of the certified check, shares in the Company will be issued to Employee;

4)

the Company shall pay to Employee all outstanding and accrued vacation pay due him to the Date of Termination. The value of each vacation day shall be determined by dividing Employee’s base Salary by 260 working days per year and then multiplying the total by the number of applicable vacation days;

		5)	the Company shall grant the Employee 300,000 shares of common stock of the Company as additional compensation related to the deferral of previous salary and bonus;

6)

if this Agreement is terminated as provided for in this Section 8 herein the Company will provide, pay for and grant to Employee the services of an executive placement assistance company, such as Drake Beam Morin, and will provide to Employee a twelve (12) month assistance program.

B.

Should a Control Change occur, Employee shall have, at his option, the ability and authority to convert up to 100% of the amount then due for compensation earned prior to April 1, 2005 into share of common stock of the Company. Such conversions shall be at a rate of US$0.12 per share, such rate being the approximate average trading value of a share of Company common stock on the OTCBB for the period June 3, 2003 to March 31, 2005. This Amendment shall in no way obligate or impose upon Employee any requirement to convert any amount due him into shares.

9.

Date of Employment: For the purpose of determining Employee’s base salary, benefits, raises, separation rights, vacation time, bonuses, additional compensation, and any and all other provisions, conditions, deadlines, rights and / or any and all pertinent factors stated in and covered by this Agreement, Employee’s employment date shall be agreed to by all parties to be as of the effective date of June 6, 2003.

10.

Assignment: The Agreement shall not be assignable by either party without prior written consent of the other and any attempt to assign the. rights, duties or obligations hereunder without such consent shall be of no effect.

11.	Currency: All payments hereunder shall be made in the lawful currency, money and tender of the United States of America.

12.

Other Agreements: The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations and agreements whether or not written between the parties with respect to the subject matter hereof.

13.	Enurement: This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective permitted assigns.

14.

Future Assurances: Each of the parties heretofore named covenants and agrees to execute such further and other documents and instruments and to do such further actions as may be necessary to implement and carry out the intent of this Agreement.

15.

Changes, Alterations and Amendments: If at anytime during the continuance of this Agreement the Parties hereto deem it necessary or expedient to make any alterations or additions to this Agreement, they may do so by means of a written agreement between them which will be supplemental hereto and form part hereof and which may be subject to the approval of the appropriate securities regulatory bodies having true jurisdiction.

Initialed by Company:	M.Y.	Initialed by Employee:	S.G.

16.

Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, United States of America, which shall be deemed to be proper law hereof. The Courts of Tarrant County, State of Texas, United States of America shall have jurisdiction (but not exclusive jurisdiction) in any way connected with construction, breach, or alleged, threatened or anticipated breach of this Agreement and shall have jurisdiction to hear and determine all questions as to the validity, existence enforceability hereof.

17.

Notice: All notice, demands and payment required or permitted to be given hereunder shall be in writing and may be delivered personally, sent by facsimile transmission or may be forwarded by first class prepaid registered mail to the addresses and numbers set forth below:

If to the Company:
QI Systems International, Inc.
Attention: Chairman of the Board
8806 Highway 87, Lubbock, Texas USA 79423
Phone: 806-745-2299, Fax: 806-745-2299

If to Employee:
Steven R. Garman
704 Saddlebrook Drive, Colleyville, Texas USA 76034
Phone: 817-427-8611, Fax: 817-427-8611

Any notice delivered or facsimile sent shall be deemed to have been given and received at the time of delivery. Any notice mailed as foresaid shall be deemed to have been given and received on the expiration of 72 hours after it is posted, addressed as set forth above, or at such other address or addresses as may from time to time be notified in writing by the parties hereto provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labor dispute which effect the delivery of such notice by the mails, then such notice shall only be effective if actually delivered.

18.

Severability: Should any part of this Agreement be declared or held invalid for any reason, such invalidity shall not affect the validity of the remainder which shall continue in force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties hereto that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.

19.

Counterparts: This Agreement may be executed in several parts in the same form and such parts as so executed will together constitute one original agreement, and such parts, if more than one, will be read together as if all the signing parties had executed one copy of this Agreement.

20.

Non-Waiver: No condoning, excusing or waiver by any party hereto of any default, breach or non-observance by any other party hereto at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of that party’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to default or affect in any way the rights of that party in respect of any such continuing or subsequent default, breach, or non-observance, and no waiver shall be inferred from or implied by anything done or omitted to be done by the party having those rights.

21.

Regulatory Approval: Should the terms of this Agreement or the receipt of any or all applicable securities be deemed to be subject to regulatory approval, the Company shall bear the burden of making all such disclosures and filings and be solely responsible for any and all fines, penalties, damages and / or other cost for non-compliance with said policies, regulations and / or procedures.

IN WITNESS WHEREOF the parties hereto execute this Agreement on the day and year first written above:

For the Company:	For the Employee:

/s/ MATTHEW YUGOVICH	/s/ STEVEN R. GARMAN
Matthew Yugovich	Steven R. Garman
Chairman of the Board
QI Systems Inc.	704 Saddlebrook Drive
QI Systems International, Inc.	Colleyville, Texas

8806 Highway 87	USA 76034
Lubbock, Texas USA 79423

Dated: December 21, 2005	Dated: December 21, 2005

Initialed by Company:	M.Y.	Initialed by Employee:	S.G.